From: Sciinc1
Sent: Tuesday, November 14, 2023 12:12 PM
To: Robert Huston
Cc: Russ Kidder
Subject: Prestige Marketing Corporate Docs

Gentleman,
Prestige marketing was originally formed in 1998 and lacked payments during the covid period. We reinstated the company and they had me renew it under Prestige Marketing Consultants 3? I've enclosed the new tax bill. (Paid) and we are a company in good standing..

Sincerely,

Secure Capital Investments Inc.
Keith C. Kerrins
C.E.O.
3400 Irvine Ave. Ste. 117
Newport Beach, Calif. 92660
949-355-4161
949-945-5649
www.Securecapitalinc.com

incorporate.com - a CSC Company
www.incorporate.com

incorporate.com - a CSC Company

251 Little Falls Drive
Wilmington, DE 19808
800-818-6082
302-636-5454 (Fax)

Matter# NOT PROVIDED
Project Id :
Additional Reference : NOT PROVIDED

Order# 795465-1
Order Date 07/08/2022

Entity Name:	**PRESTIGE MARKETING CONSULTANTS 3, INC.**
Jurisdiction:	**DE - Secretary of State**
Request for:	**Renewal/Reinstatement Filing**
File#:	2844806
File Date:	08/10/2022
Result:	**Filed**

Ordered by KEITH KERRINS at MR. KEITH KERRINS

Thank you for using incorporate.com.

If you have any questions concerning this order, please feel free to contact us.

Trish Butcher
tbutcher@cscinfo.com

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF REVIVAL OF "PRESTIGE MARKETING CONSULTANTS, INC.", CHANGING ITS NAME FROM "PRESTIGE MARKETING CONSULTANTS, INC." TO "PRESTIGE MARKETING CONSULTANTS 3, INC.", FILED IN THIS OFFICE ON THE TENTH DAY OF AUGUST, A.D. 2022, AT 3:05 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

2844806 8100
SR# 20223229364

Authentication: 204153112
Date: 08-12-22

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:05 PM 08/10/2022
FILED 03:05 PM 08/10/2022
SR 20223229364 - File Number 2844806

STATE OF DELAWARE
CERTIFICATE FOR REVIVAL OF CHARTER

The corporation organized under the laws of the State of Delaware, the charter of which was voided for non-payment of taxes and/or for failure to file a complete annual report, now desires to procure a revival of its charter pursuant to Section 312 of the General Corporation Law of the State of Delaware, and hereby certifies as follows:

1. The name of the corporation is PRESTIGE MARKETING CONSULTANTS 3, INC.

and, if different, the name under which the corporation was originally incorporated PRESTIGE MARKETING CONSULTANTS, INC..

2. The Registered Office of the corporation in the State of Delaware is located at 251 Little Falls Drive (street), in the City of Wilmington, County of New Castle Zip Code 19808. The name of the Registered Agent at such address upon whom process against this Corporation may be served is Corporation Service Company.

3. The date of filing of the Corporation's original Certificate of Incorporation in Delaware was 01-14-1998.

4. The corporation desiring to be revived and so reviving its certificate of incorporation was organized under the laws of this State.

5. The corporation was duly organized and carried on the business authorized by its charter until the 1st day of March A.D. 2008, at which time its charter became inoperative and void for non-payment of taxes and/or failure to file a complete annual report and the certificate for revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

By: /s/ KEITH KERRINS
Authorized Officer

Name: KEITH KERRINS
Print or Type